Exhibit 4.2
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF DESIGNATION
OF
TRI-ISTHMUS GROUP, INC.
     Pursuant to the provisions of Section 242(a)(3) of the Delaware General Corporation Law, Tri-Isthmus Group, Inc., a Delaware corporation (the “Corporation”), executes the following Certificate of Amendment to its Certificate of Designation of Rights and Preferences of Series 5-A Convertible Preferred Stock (the “Certificate of Designation”).
ARTICLE I
     The name of the Corporation is Tri-Isthmus Group, Inc.
ARTICLE II
     The Certificate of Designation is hereby amended as set forth below:
     Section I of the Certificate of Designation is hereby amended to increase the number of authorized shares of the Corporation’s Series 5-A Preferred Stock from 3,752 to 9,000. The new Section I will read as follows:
“I. Designation and Amount. This series of Preferred Stock of Tri-Isthmus Group, Inc., f/k/a VScource, Inc., a Delaware corporation (the “Company”), is designated Series 5-A Convertible Preferred Stock, par value $0.01 per share (the “Series 5-A Preferred Stock”). The number of authorized shares of Series 5-A Preferred Stock shall be 9,000.”
     Except as modified by the terms and provisions of this Certificate of Amendment, each and every term and provision of the Certificate of Designation is and shall remain in full force and effect. The modification as provided herein shall in no manner vitiate, impair or affect the Certificate of Designation (except as modified herein), and all of the terms and provisions of the Certificate of Designation (as modified herein) are hereby restated and affirmed.
ARTICLE III
     The foregoing amendment has been approved in the manner required by the laws of the state of Delaware and the constituent documents of the Corporation.
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     IN WITNESS WHEREOF, and in accordance with Section 242 of the Delaware General Corporation Law, the undersigned has executed this Certificate of Amendment to the Certificate of Designation as of the 8th day of January, 2008.

TRI-ISTHMUS GROUP, INC.
By:	/s/ David Hirschhorn
	Name:	David Hirschhorn
	Title:	Chief Executive Officer